EXHIBIT 99

July 17, 2019    Contact:    Roger Schrum
+843-339-6018
        roger.schrum@sonoco.com

Sonoco to Transition U.S. Defined Benefit Pension Plan

HARTSVILLE, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today announced its Board of Directors has approved the termination of the Sonoco U.S. Pension Plan for Inactive Participants (the “Inactive Plan”) effective September 30, 2019. This action will not reduce any retirement benefits earned by the approximately 11,000 participants in the Inactive Plan. Sonoco made a contribution earlier this year, bringing the funded level of the Inactive Plan to 97%, and the remaining funding of the Inactive Plan is expected to occur by the end of 2020.

Sonoco previously closed participation in its U.S. defined benefit pension plans, including the Inactive Plan, to new participants and ceased all additional benefit accruals at year-end 2018 (with only limited exceptions). Consistent with the trend of more than 80 percent of other U.S. businesses, Sonoco shifted to providing its employee retirement benefits in the form of defined contribution plans instead. However, the Company continues to be committed to and responsible for funding the large pension obligations that have accumulated over the years. Because these funding obligations are affected by the investment return of pension plan assets and the related unpredictability of market conditions, this led the Company to approve the termination of the Inactive Plan.

When asked about the Board’s action today, John Florence, Vice President of Human Resources and General Counsel said, “Sonoco is committed to protecting the pension benefits earned by its employees and retirees. This commitment is demonstrated by the recent $190 million voluntary contributions which increased the funded status of the plans, including an increased funding of the Inactive Plan to almost 100 percent. Today’s action by the Board is better described as a ‘transition of obligations and related assets’ which, once executed, will result in the full funding of the Inactive Plan’s benefit obligations. The Company will be taking actions in the coming months to prepare for the transition of the Inactive Plan’s obligations and assets which is expected to occur in 2020. I want to emphasize that these actions will not reduce any retirement benefits earned by the Inactive Plan’s participants and will instead have the impact of making those benefits more secure.”

Impacted Inactive Plan participants are not required to take any action at this time and will be receiving a written letter mailed to their homes with detailed information, answers to frequently asked questions and the required regulatory notices. Once these materials are received, participants who have any questions will be able to contact the Sonoco Pension Transition Center at 866-820-4111 for further information.

About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in approximately 300 operations in 36 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies for 2019 as well as Barron’s 100 Most Sustainable Companies. For more information, visit www.sonoco.com.

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